EXHIBIT 21.1

List of Subsidiaries

Foreign Subsidiaries:

Insightful SAS, a French subsidiary

Insightful AG, a Swiss subsidiary

Insightful Limited, a United Kingdom subsidiary

Insightful GmbH (i.L.), a German subsidiary (in liquidation)

Domestic Subsidiaries:

Statistical Sciences, Inc., a Massachusetts subsidiary